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                                                                   EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY


1.   Dave & Buster's of Illinois, Inc., a Illinois corporation

2.   Dave & Buster's of Georgia, Inc., a Georgia corporation

3.   Dave & Buster's of Pennsylvania, Inc., a Pennsylvania corporation

4.   DANB Texas, Inc., a Texas corporation

5.   Dave & Buster's of Maryland, Inc., a Maryland corporation

6.   Dave & Buster's of California, Inc., a California corporation

7.   Dave & Buster's of Colorado, Inc., a Colorado corporation

8.   Dave & Buster's of New York, Inc., a New York corporation